EXHIBIT 99

STATEMENT PURSUANT TO 18 U.S.C. §1350

Pursuant to 18 U.S.C. §1350, each of the undersigned certifies that this Quarterly Report on Form 10-QSB for the period ended March 31, 2003 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition and results of operations of Benthos, Inc.

DATE: May 13, 2003	By	/s/ RONALD L. MARSIGLIO
Ronald L. Marsiglio President, Chief Executive Officer, and Director

DATE: May 13, 2003	By	/s/ FRANCIS E. DUNNE, JR.
Francis E. Dunne, Jr. Vice President, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)